Exhibit 21.01
INTUIT INC.
Subsidiaries as of August 28, 2018

Entity	Formation
AisleBuyer, LLC	Delaware
Applatix, Inc.	Delaware
CBS Employer Services, Inc.	Texas
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
Electronic Clearing House, LLC	Delaware
EmployeeMatters Insurance Agency, Inc.	Connecticut
Exactor, Inc.	Delaware
Exactor (Canada) Inc.	Pennsylvania
Intuit (Aotearoa) Limited	New Zealand
Intuit Australia Pty Limited	Australia
Intuit Brasil Participações Ltda.	Brazil
Intuit (Check) Software Ltd.	Israel
Intuit Canada Tax ULC	Canada
Intuit Canada ULC	Canada
Intuit Consumer Group Inc.	California
Intuit Distribution Inc.	California
Intuit Do-It-Yourself Payroll	California
Intuit Financing Inc.	Delaware
Intuit France SAS	France
Intuit Holding Ltd	United Kingdom
Intuit India Product Development Centre Private Ltd.	India
Intuit India Software Solutions Private Limited	India
Intuit Insurance Services Inc.	California
Intuit Limited	United Kingdom
Intuit Mint Bills, Inc.	Delaware
Intuit Mint Bills Payments, Inc.	Delaware
Intuit Payment Solutions, LLC	California
Intuit Payments Inc.	Delaware
Intuit Payroll Holding, LLC	Delaware
Intuit Payroll Services, LLC	Delaware
Intuit Sales Tax LLC	Delaware
Intuit Singapore Pte. Limited	Singapore
Lacerte Software Corporation	Delaware
Level Up Analytics GmbH	Germany
Lion’s Partners, LLC	Delaware
MerchantAmerica, Inc.	California
Mint Software Inc.	Delaware

MTS Global (Europe) Limited	United Kingdom
Nuance Data, Inc.	Delaware
PayCycle, Inc.	Delaware
Payroll Solution, Inc.	Texas
Quincy Data Center, LLC	Washington
SecureTax.com, Inc.	Delaware
Superior Bankcard Service LLC	Delaware
Squire Inc.	Pennsylvania
T-Jar Inc.	Pennsylvania
TSheets Holdco Inc.	Delaware
TSheets.com, LLC	Delaware
XpressCheX, Inc.	California